Exhibit 99.1

Media Contact:

Marne Oberg

Analysts International Corporation

(952) 838-2867

Analysts International Corporation Receives Nasdaq Notification Letter

MINNEAPOLIS – September 18, 2009 – Analysts International Corporation (AIC) (Nasdaq: ANLY), an information technology services company, today announced that on September 15, 2009, it received a letter from The Nasdaq Listing Qualifications department indicating that, for the last 30 consecutive business days, the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The Nasdaq Capital Market under Marketplace Rule 5450(a)(1) (the “Bid Price Rule”). In accordance with the Bid Price Rule, AIC has 180 calendar days, or until March 15, 2010, to regain compliance. At this time, this notification has no effect on the listing of the Company’s common stock.

To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a period of 10 consecutive business days. In the event the Company does not regain compliance with the Bid Price Rule by March 15, 2010, Nasdaq will determine whether the Company meets all other initial listing criteria for The Nasdaq Capital Market. If the Company meets all other initial listing criteria, with the exception of the bid price requirement, AIC will be afforded an additional 180 calendar day grace period. If the Company is not eligible for an additional grace period, Nasdaq will provide the Company with written notification that its securities are subject to delisting. At that time, the Company may appeal Nasdaq’s delisting determination to a Hearing’s Panel.

About Analysts International Corporation

Analysts International Corporation (AIC) (Nasdaq: ANLY) is an information technology services company that is focused on providing configured solutions for its clients. We proudly serve a broad portfolio of clients throughout the United States with technology staffing, collaboration solutions, platform solutions, project and application solutions and managed services offerings. For more information, visit us online at www.analysts.com.

# # #